EX 99.28(e)(12)(ii)

Jackson Variable Series Trust (Formerly Curian Variable Series Trust)

AMENDMENT TO PARTICIPANT AGREEMENT

This Amendment (“Amendment”), dated April 27, 2015, by and among Jackson Variable Series Trust (formerly, Curian Variable Series Trust), a Business Trust organized under the laws of the Commonwealth of Massachusetts (the “Investing Management Company”), on behalf of its series identified on Schedule A, severally and not jointly (each, an “Investing Fund,” and collectively, the “Investing Funds”), and Schwab Strategic Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series identified on Schedule B, severally and not jointly (each, a “Fund” and, collectively, the “Funds”), as amended from time to time, and amends the Participant Agreement between the parties, made as of April 22, 2014, as amended thereafter (“Participant Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Participant Agreement.

WHEREAS, on April 27, 2015, Curian Variable Series Trust will change its name to Jackson Series Trust; and

WHEREAS, the parties wish to amend Schedule A to the Participant Agreement to update the list of Investing Funds, including changing the names of certain funds.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.          Effective April 27, 2015, all references to “Curian Variable Series Trust” are hereby replaced with Jackson Variable Series Trust

2.          Schedule A to the Participant Agreement shall be deleted and replaced in its entirety with Schedule A attached hereto.

3.          Except as specifically set forth herein, all other provisions of the Participant Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of the parties hereto. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust, on behalf of its series listed on Schedule A, Severally and Not Jointly

By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser
Title:	Assistant Secretary

Schwab Strategic Trust, on behalf of its series listed on Schedule B, Severally and Not Jointly

By:	/s/ Omar Aguilar
Name:	Omar Aguilar
Title:	Senior Vice President, Chief Investment Officer - Equities

Jackson Variable Series Trust (Formerly Curian Variable Series Trust)

SCHEDULE A TO THE PARTICIPANT AGREEMENT
Updated as of April 27, 2015

•	JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)
•	JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)
•	JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)